UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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                                                              SEC FILE NUMBER
                                 FORM 12b-25                      0-31729
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                         NOTIFICATION OF LATE FILING           CUSIP NUMBER
                                                                45819Y 10 1
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(Check One): ( )Form 10-K   ( )Form 20-F   ( )Form 11-K
             (X)Form 10-Q   ( )Form N-SAR  ( )Form N-CSR

             For Period Ended:  September 30, 2005
                                ------------------

             ( )  Transition Report on Form 10-K
             ( )  Transition Report on Form 20-F
             ( )  Transition Report on Form 11-K
             ( )  Transition Report on Form 10-Q
             ( )  Transition Report on Form N-SAR
             For the Transition Period Ended: _____________________

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:______________________


PART I - REGISTRANT INFORMATION

Integrated Data Corp.
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Full Name of Registrant

220 Commerce Drive, Suite 300
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Address of Principal Executive Office (Street and Number)

Fort Washington, PA 19034
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City, State and Zip Code


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PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

(X) (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

(X) (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date.

( ) (c) The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached, if applicable.




PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

On October 25, 2005, Integrated Data Corp ("IDC" or the "Company") was notified by its contracted outside accountant who performs the accounting duties of the Company that they did not have the time to perform this quarter's consolidating accounting and financial statements. The Company is in the process of hiring a new outside accountant, but in the opinion of management, audited financial statements for the quarter ended September 30, 2005 cannot be completed by November 14, 2005 (the original due date for Form 10-Q) without unreasonable effort or expense.




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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      David C. Bryan                 484            212-4137
      --------------              ---------     ----------------
           Name                   Area Code     Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). ( )Yes (X)No

Because of issues with its contracted outside accounting consultant and its independent auditors, the Company's required Form 10-K Annual Report for the year ended June 30, 2005 is delinquent.


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? ( )Yes (X)No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





                           Integrated Data Corp.
               --------------------------------------------
               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 14, 2005            By:  /s/David C. Bryan
       -----------------                 -----------------
                                         David C. Bryan
                                         President & Chief Executive Officer
                                         (Principal executive officer and
                                          principal financial officer)



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